Exhibit 10.1

Matthew K. Rose Chairman, President and Chief Executive Officer	Burlington Northern Santa Fe Corporation P.O. Box 961052 Fart Worth, TX 76161-0052 2650 Lou Merit Drive Fart Worth, TX 76131-2830 tel 817.867.6100 fax 817.352.7430 matthew.rose@bnsf.com

November 6, 2009

Mr. Roger P. Nober
Executive Vice President-Law and Secretary
Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth TX 76131-2830

Dear Roger:

Reference is made to (i) the Amended and Restated Change in Control Agreement, dated December 31, 2007, between Burlington Northern Santa Fe Corporation (the “Company”) and myself (the “Change in Control Agreement”), (ii) the Burlington Northern Santa Fe 1999 Stock Incentive Plan and my award agreements thereunder (collectively, the “Stock Incentive Plan”), (iii) the Retirement Benefit Agreement, dated April 19 2002, between the Company and myself (the “Retirement Benefit Agreement” and, collectively with the Change in Control Agreement and the Stock Incentive Plan, the “Benefit Agreements”), and (iv) the Agreement and Plan of Merger, dated November 2, 2009, by and among Berkshire Hathaway Inc., R. Acquisition Company, LLC and the Company (the “Merger Agreement”).

The Change in Control Agreement and Section 12.6 of the Stock Incentive Plan provide me with the right to receive certain severance benefits and accelerated vesting of equity awards if among other things, I terminate my employment for “good reason” in connection with a “change in control” of the Company. Paragraph 3 of the Retirement Benefit Agreement provides that 1 will receive additional service credit for purposes of my retirement benefits if, among other things, my employment terminates for any reason within certain time periods following a “change in control” of the Company. The transactions contemplated by the Merger Agreement will constitute a change in control for purposes of the Benefit Agreements.

I hereby waive my right to receive any compensation or benefits payable under the Change in Control Agreement or Section 12.6 of the Stock Incentive Plan in the event that I terminate my employment for “good reason” in connection with the transactions contemplated by the Merger Agreement. In addition, I hereby waive my right to receive any compensation or benefits payable under paragraph 3 of the Retirement Benefit Agreement in the event that I terminate my employment for any reason following the transactions contemplated by the Merger Agreement.

Sincerely,

/s/ Matthew K. Rose

Matthew K. Rose